Exhibit 4.4

Landmark Bancorp, Inc.

2024 Stock Incentive Plan

Article 1
INTRODUCTION

Section 1.1 Purpose, Effective Date, and Term. The purpose of this Landmark Bancorp, Inc. 2024 Stock Incentive Plan is to: (a) promote the growth, profitability and long-term financial success of the Company and its Subsidiaries; (b) incentivize employees, directors and service providers of the Company and its Subsidiaries to achieve long-term corporate objectives; (c) attract and retain employees, directors and service providers who can and do contribute to such financial success, and to further align their interests with those of the Stockholders; and (d) provide such individuals with an opportunity to acquire Shares of the Company’s common stock. The “Effective Date” of the Plan is May 22, 2024, the date of the approval of the Plan by the Stockholders. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the ten (10)-year anniversary of the Effective Date.

Section 1.2 Participation. Each employee and director of, and service provider to, the Company and each Subsidiary who is granted, and currently holds, an Award in accordance with the provisions of the Plan shall be a “Participant” in the Plan. Award recipients shall be limited to employees and directors of, and service providers (with respect to which issuances of securities may be registered under Form S-8) to, the Company and its Subsidiaries; provided, however, that an Award (other than an Award of an ISO) may be granted to an individual prior to the date on which he or she first performs services as an employee, director, or service provider; provided, that such Award shall not become vested prior to the date such individual commences such services.

Section 1.3 Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).

Article 2
Awards

Section 2.1 General. Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one (1) Award held by a Participant cancels another Award held by the Participant. Each Award shall be subject to the provisions of the Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement. Subject to the provisions of Section 3.4(b) and Code Section 409A, an Award may be granted as an alternative to or replacement of an existing Award or an award under any other plan of the Company or a Subsidiary, the Predecessor Plan, or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary. The types of Awards that may be granted include the following:

(a) Stock Options. A stock option represents the right to purchase Shares at an exercise price established by the Committee. Any stock option may be either an ISO or a nonqualified stock option that is not intended to be an ISO. No ISOs may be (i) granted after the ten (10)-year anniversary of the earlier of the date the Board adopted the Plan and the Effective Date, or (ii) granted to a non-employee. To the extent the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds one hundred thousand dollars ($100,000), the stock options or portions thereof that exceed such limit shall be treated as nonqualified stock options. Unless otherwise specifically provided by the Award Agreement, any stock option granted under the Plan shall be a nonqualified stock option. All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified stock option. In addition, any ISO granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from ISO treatment such that it shall become a nonqualified stock option.

(b) Stock Appreciation Rights. A stock appreciation right (an “SAR”) is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee.

(c) Stock Awards. A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the respective Award Agreement, excluding Awards designated as stock options or SARs by the Committee) based on the satisfaction of such conditions as may be established by the Committee. Such Awards may include bonus shares, performance shares, stock units, performance units, restricted stock, restricted stock units, deferred stock units or any other equity-based Award as determined by the Committee.

Section 2.2 Exercise of Stock Options and SARs. A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than ten (10) years after its grant date (five (5) years in the case of an ISO with respect to a 10% Stockholder). The exercise price of each stock option and SAR shall be not less than one hundred percent (100%) of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that the exercise price of an ISO shall be not less than one hundred ten percent (110%) of Fair Market Value on the grant date in the case of a 10% Stockholder; and provided, further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options and SARs granted in replacement of existing awards held by an employee, director, or service provider granted by an acquired entity or under any other plan of the Company or a Subsidiary, including the Predecessor Plan. The payment of the exercise price of a stock option shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the exercise price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (d) by personal, certified, or cashiers’ check; (e) by other property deemed acceptable by the Committee; or (f) by any combination thereof.

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Section 2.3 Dividends and Dividend Equivalents. Any Award (other than ISOs, or stock options or SARs intending to constitute exempt stock rights under Code Section 409A) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award, which payments may be made currently or credited to an account for the Participant, may be settled in cash or Shares, and may be subject to terms or provisions similar to the underlying Award or such other terms and conditions as the Committee may deem appropriate.

Section 2.4 Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding Award held by a Participant, whether vested or unvested, shall terminate immediately, such Award shall be forfeited, and the Participant shall have no further rights thereunder.

Section 2.5 Deferred Compensation. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted, and administered accordingly. The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code Section 409A. If any Award would be considered “deferred compensation” under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee of the Plan or an Award Agreement pursuant to this Section 2.5 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award shall be deemed to constitute the Participant’s acknowledgment of, and consent to, the rights of the Committee under this Section 2.5, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.

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Article 3
Shares Subject to Plan

Section 3.1 Available Shares. The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held, or, to the extent permitted by applicable law, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.

Section 3.2 Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be 500,000 (all of which may be granted as ISOs and all of which may be granted as full value awards). The maximum number of Shares available for delivery under the Plan (including the number that may be granted as ISOs) and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4. For purposes of this Section 3.2, tandem Awards shall not be double-counted and Awards payable solely in cash shall not be counted. As of the Effective Date, no new awards shall be granted under the Predecessor Plan; provided, however, for the avoidance of doubt, that all existing awards granted under such Predecessor Plan prior to the Effective Date will remain in full force and effect and will continue to be governed by the terms of the Predecessor Plan and the award agreements thereunder.

(b) Reuse of Shares.

(i) Except as otherwise provided under this Section 3.2(b), to the extent any Shares covered by an Award under the Plan, or an award under the Predecessor Plan, are not delivered to a Participant or beneficiary for any reason, including because such award is forfeited (including unvested stock awards), canceled, or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan and shall again become eligible for delivery under the Plan.

(ii) With respect to SARs that are settled in Shares, the full number of covered Shares set forth in the Award Agreement shall be counted for purposes of determining the maximum number of Shares available for delivery under the Plan.

(iii) If the exercise price of any stock option granted under the Plan is satisfied by tendering Shares to the Company (whether by actual delivery or by attestation and whether or not such surrendered Shares were acquired pursuant to an award) or by the net exercise of the award, the full number of covered Shares set forth in the Award Agreement shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(iv) If the withholding tax liabilities arising from an Award are satisfied by the tendering of Shares to the Company (whether by actual delivery or by attestation and whether or not such tendered Shares were acquired pursuant to an award) or by the withholding of or reduction of Shares by the Company, the full number of covered Shares set forth in the Award Agreement shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

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Section 3.3 Limitations on Grants to Director Participants. With respect to any Award to a Director Participant:

(a) Stock Options and SARs. The maximum number of Shares that may be subject to stock options or SARs granted to any individual Director Participant during any calendar year shall be 25,000.

(b) Stock Awards. The maximum number of Shares that may be subject to stock awards that are granted to any individual Director Participant during any calendar year shall be 25,000.

(c) Cash-Based Director Fees. The foregoing limitations shall not apply to cash-based director fees that the Director elects to receive in the form of Shares or Share-based units equal in value to the cash-based director fees.

Section 3.4 Corporate Transactions; No Repricing.

(a) Adjustments. To the extent permitted under Code Section 409A, and to the extent applicable, in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other similar event which the Committee determines affects the Shares such that an adjustment pursuant to this Section 3.4 is appropriate to prevent the enlargement or dilution of rights), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2, and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction; provided, however, that, subject to Section 3.4(b) and Code Section 409A, the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan. Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, and (B) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment; provided, that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price; and provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than the value of the stock at the time of such corporate transaction).

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(b) No Repricing. Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Stockholders or as otherwise expressly provided under Section 3.4(a). The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs, (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual, (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.

Section 3.5 Delivery of Shares. Delivery of Shares or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) No Certificates Required. To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Article 4
Change in Control

Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in any Award Agreement, at the time of a Change in Control:

(a) Subject to any forfeiture and expiration provisions otherwise applicable to the respective Awards, all stock options and SARs under the Plan then held by the Participant shall become fully exercisable immediately if, and all stock awards under the Plan then held by the Participant shall become fully earned and vested immediately if,

(i) the Plan and the respective Award Agreements are not the obligations of the entity, whether the Company, a successor thereto, or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control; or

(ii) the Plan and the respective Award Agreements are the obligations of the entity, whether the Company, a successor thereto, or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control, and the Participant incurs a Termination of Service by the Company without Cause or by the Participant for Good Reason within twenty-four (24) months following such Change in Control.

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(b) Notwithstanding the foregoing provisions of this Section 4.1, with respect to an Award that is subject to one or more performance objectives, upon the occurrence of any of the conditions set forth in Section 4.1(a)(i) or Section 4.1(a)(ii), such performance objectives shall be deemed achieved at target level performance.

Section 4.2 Definition of Change in Control.

(a) “Change in Control” means the first to occur of the following:

(i) The consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company;

(ii) During any twelve (12)-month period, the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of a majority of the Board, in which case such new director shall, for purposes of the Plan, be considered as a member of the Board; or

(iii) The consummation by the Company of: (A) a merger or consolidation if the Company’s stockholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Company.

(b) Notwithstanding any provision in the foregoing definition of a Change in Control to the contrary, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company are acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or any Subsidiary, or (ii) any entity that, immediately prior to such acquisition, is owned directly or indirectly by the Stockholders in the same proportion as their ownership of Stock immediately prior to such acquisition.

Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under the Plan constitutes Deferred Compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” (as defined in Code Section 409A).

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Article 5
Committee

Section 5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board; provided, that the Committee shall consist of two (2) or more members of the Board, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act), and an “independent director” (within the meaning of the rules of the securities exchange that then constitutes the principal listing for the Stock), in each case to the extent required by the Exchange Act or the applicable rules of the securities exchange which then constitutes the principal listing for the Stock, respectively. Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the other provisions of the Plan and the following:

(a) The Committee shall have the authority and discretion to select from among the Company’s and the Subsidiary’s employees, directors, and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms of Awards, to cancel or suspend Awards, and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award.

(b) The Committee shall have the authority and discretion to interpret the Plan and all Award Agreements, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) The Committee shall have the authority to define terms not otherwise defined in the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and to all applicable law.

(f) Subject to Section 6.1 and as permitted under Code Section 409A, amend any outstanding Award Agreement in any respect, including, without limitation, to:

(i) accelerate the time or times at which the Award becomes vested or unrestricted (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Participant’s underlying Award);

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(ii) accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Participant’s underlying Award);

(iii) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions; and

(iv) reflect a change in the Participant’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities or changes between employee, director, or service provider status).

(g) Determine at any time whether, to what extent and under what circumstances and the method or methods:

(i) Awards may be settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Participant’s Award, including the effect on any repayment provisions under the Plan or Award Agreement);

(ii) Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee;

(iii) to the extent permitted under applicable law, loans (whether or not secured by Shares) may be extended by the Company with respect to any Awards; and

(iv) Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of any securities exchange or similar entity, the Plan, the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any person or persons selected by it. The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted. Any such allocation or delegation may be revoked by the Committee at any time.

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Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan. The records of the Company and each Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment, and compensation shall be conclusive with respect to all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan shall furnish the Committee such evidence, data, or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons in connection with the administration and interpretation of the Plan, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions, and valuations of any such persons.

Article 6
Amendment and Termination

Section 6.1 General. Unless otherwise determined by the Board (or otherwise required by the terms of the Plan), Stockholder approval of any amendment to or termination of the Plan will be obtained only to the extent necessary to comply with any applicable laws, regulations, or rules of a securities exchange on which the Shares are traded or self-regulatory agency, and, subject to the foregoing, the Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided, however, that no amendment or termination may (except as provided in Section 2.5, Section 3.4, Section 6.2 or as otherwise provided herein), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board; and provided, further, that no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities that may be delivered under the Plan other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Stockholders.

Section 6.2 Amendment to Conform to Law. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable law. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.5, Section 3.4, or as otherwise provided herein, without further consideration or action.

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Article 7
General Terms

Section 7.1 No Implied Rights.

(a) No Rights to Specific Assets. No person shall by reason of participation in the Plan acquire any right in or title to any assets, funds, or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant shall not give any person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan. No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.

(c) No Rights as a Stockholder. Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Stockholder prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2 Transferability. Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies, and other entities that are permitted to exercise rights under Awards in accordance with Form S-8, and in each case, subject to applicable law; and provided, further, that such transfers shall not be made for value to the Participant and in no event shall any Award be sold, assigned, or transferred to any third-party financial institution.

Section 7.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee, and the members thereof shall not have any further liability to anyone.

Section 7.4 Non-Exclusivity. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Stockholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable.

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Section 7.5 Award Agreement. Each Award shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 7.6 Form and Time of Elections. Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.

Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information that the person acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

Section 7.8 Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns, (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan, or (d) through the withholding of any compensation or any other amounts payable to the Participant; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction or such lesser amount as may be established by the Company.

Section 7.9 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.

Section 7.10 Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability, or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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Section 7.11 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Shares, or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.12 Governing Law. The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.13 Benefits under Other Plans. Except as otherwise provided by the Committee, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any qualified retirement plan, nonqualified plan, and any other benefit plan maintained by the Participant’s employer.

Section 7.14 Validity. If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.15 Notice. Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan, or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two (2)-day delivery) or by prepaid overnight courier to the Company at the address set forth below:

Landmark Bancorp, Inc.

Attention: Corporate Secretary

701 Poyntz Avenue

Manhattan, Kansas 66502

Such communications shall be deemed given:

(a) In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and

(b) In the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail;

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provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received. In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration, or confirmation from the applicable delivery service provider. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resources officer and corporate secretary.

Section 7.16 Clawback Policy. Any Award, amount, or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable law. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation, and enforcement of (i) the Policy and any similar policy established by the Company, whether adopted prior to or following the making of any Award and (ii) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy, and applicable law, without further consideration or action.

Section 7.17 Breach of Restrictive Covenants. Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if the Participant breaches a confidentiality, non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant set forth in an Award Agreement or any other agreement between the Participant and the Company or a Subsidiary, whether before or after the Participant’s Termination of Service, in addition to and not in limitation of any other rights, remedies, damages, penalties or restrictions available to the Company under the Plan, an Award Agreement, any other agreement between the Participant and the company or a Subsidiary, or otherwise at law or in equity, the Participant shall forfeit or pay to the Company:

(a) Any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;

(b) Any Shares held by the Participant in connection with the Plan that were acquired by the Participant after the Participant’s Termination of Service and within the twelve (12)-month period immediately preceding the Participant’s Termination of Service;

(c) The profit realized by the Participant from the exercise of any stock options and SARs that the Participant exercised after the Participant’s Termination of Service and within the twelve (12)-month period immediately preceding the Participant’s Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by the Participant upon exercise of such stock option or SAR; and

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(d) The profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant in connection with the Plan after the Participant’s Termination of Service, and within the twelve (12)-month period immediately preceding the Participant’s Termination of Service where such sale or disposition occurs in such similar time period.

Unless the applicable Award Agreement expressly displaces or limits the Company’s rights under this Section 7.17 with a reference to the same, any forfeiture provision contained in an Award Agreement shall be construed as an additional, non-exclusive remedy in the event of the Participant’s breach of a restrictive covenant.

Section 7.18 Data Privacy. By accepting an Award, to the extent permitted by applicable law, the Participant shall be deemed to consent to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan. The Company and its Subsidiaries may hold certain personal information about Participants, including, but not limited to, a Participant’s name, address, telephone number, birth date, social security, insurance number or other identification numbers, salary, nationality, job title(s), Shares held in the Company or its affiliates and Award details, to implement, manage and administer this Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in this Plan, and the Company and its Subsidiaries may transfer the Data to third parties recipients assisting in implementation, administration and management of the Plan. By accepting an Award, the Participant authorizes the recipients of such Data to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in this Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in this Plan. A Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by providing notice to the Company in writing. The withdrawal of any consent by a Participant may affect the Participant’s participation in the Plan. The Participant may contact the Company for further information about the consequences of any withdrawal of consents herein.

Section 7.19 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

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Article 8
Defined Terms; CONSTRUCTION

Section 8.1 In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a) “10% Stockholder” means an individual who, at the time of grant, owns Voting Securities of the Company possessing more than ten percent (10%) of the total combined voting power of the Voting Securities of the Company.

(b) “Award” means an award under the Plan.

(c) “Award Agreement” means the document that evidences the terms and conditions of an Award. Such document shall be referred to as an agreement regardless of whether a Participant’s signature is required. Each Award Agreement shall be subject to the terms and conditions of the Plan, and, if there is any conflict between the Award Agreement and the Plan, the Plan shall control.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” has the meaning set forth for such term (or a similar term) in the Participant’s employment or change in control agreement (or other similar agreement) with the Company or a Subsidiary; or, if the Participant’s agreement lacks such definition or the Participant has not entered into such an agreement, “Cause” means: (i) any act by the Participant of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or a Subsidiary; (ii) the Participant’s willful violation of any law, rule, or regulation in connection with the performance of a Participant’s duties to the Company or a Subsidiary (other than traffic violations or similar offenses); (iii) the Participant’s willful or negligent failure to perform the Participant’s duties or obligations to the Company or a Subsidiary in any material respect; (iv) the Participant’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof; (v) the Participant’s breach of fiduciary responsibility; (vi) an act of dishonesty by the Participant that is injurious to the Company or a Subsidiary; (vii) the Participant’s engagement in one (1) or more unsafe or unsound banking practices that has, or is reasonably expected to have, a adverse effect on the Company or a Subsidiary; (viii) the Participant’s removal or permanent suspension from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act, as may be amended, or any other applicable state or federal law; (ix) an act or omission by the Participant that leads to a harm (financial or reputational or otherwise) to the Company or a Subsidiary; or (x) a material breach by the Participant of Company policies as may be in effect from time to time.

Further, a termination for Cause shall be deemed to have occurred if, within twelve (12) months following the termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a termination for Cause.

Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause”, and any such suspension shall not give rise to a claim of Good Reason by the Participant.

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(f) “Change in Control” has the meaning set forth in Section 4.2.

(g) “Code” means the Internal Revenue Code of 1986.

(h) “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations, and guidance promulgated thereunder.

(i) “Committee” means the Committee acting under Article 5, and in the event a Committee is not currently appointed, the Board.

(j) “Company” means Landmark Bancorp, Inc., a Delaware corporation.

(k) “Data” has the meaning set forth in Section 7.18.

(l) “Deferred Compensation” has the meaning set forth in Section 2.5.

(m) “Director Participant” means a Participant who is a member of the Board or the board of directors of a Subsidiary.

(n) “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering the Company’s or a Subsidiary’s employees.

(o) “Effective Date” has the meaning set forth in Section 1.1.

(p) “Exchange Act” means the Securities Exchange Act of 1934.

(q) “Fair Market Value” means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, such price on the most immediately preceding date on which there have been such sales, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required, in accordance with Code Section 409A and Code Section 422.

(r) “Form S-8” means a Registration Statement on Form S-8 promulgated by the U.S. Securities and Exchange Commission or any successor thereto.

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(s) “Good Reason” has the meaning set forth for such term (or a similar term) in the Participant’s employment or change in control agreement (or other similar agreement) with the Company or a Subsidiary; or, if the Participant’s agreement lacks such definition or the Participant has not entered into such an agreement, “Good Reason” means the occurrence of any one (1) of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:

(i) A material, adverse change in the nature, scope, or status of the Participant’s position, authorities, or duties from those in effect immediately prior to the applicable Change in Control;

(ii) A material reduction in the Participant’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or

(iii) Relocation of the Participant’s primary place of employment of more than twenty-five (25) miles from the Participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control.

Notwithstanding any provision of this definition to the contrary, prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) – (iii) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition.

(t) “ISO” means a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(u) “Participant” has the meaning set forth in Section 1.2.

(v) “Plan” means the Landmark Bancorp, Inc. 2024 Stock Incentive Plan, as may be amended from time to time.

(w) “Policy” has the meaning set forth in Section 7.16.

(x) “Predecessor Plan” means the Landmark Bancorp, Inc. 2015 Stock Incentive Plan, as may be amended from time to time.

(y) “SAR” has the meaning set forth in Section 2.1(b).

(z) “Securities Act” means the Securities Act of 1933.

(aa) “Share” means a share of Stock.

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(bb) “Stockholders” means the stockholders of the Company.

(cc) “Stock” means the common stock of the Company, $0.01 per share.

(dd) “Subsidiary” means any corporation or other entity that would be a “subsidiary corporation,” as defined in Code Section 424(f), with respect to the Company.

(ee) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee and director of, and service provider to, the Company and each Subsidiary, regardless of the reason for such cessation, subject to the following:

(i) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.

(ii) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.

(iii) The Participant’s cessation as an employee or service provider shall not be deemed to occur if such Participant continues to serve as a director of the Company or a Subsidiary immediately following such cessation.

(iv) The Participant’s cessation as a director shall not be deemed to occur if such Participant continues to serve as an employee or service provider of the Company or a Subsidiary immediately following such cessation.

(v) If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee or director of, or service provider to, the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(vi) A service provider, other than an employee or director, whose services to the Company or a Subsidiary are governed by a written agreement with such service provider shall cease to be a service provider at the time the provision of service under such written agreement ends (without renewal); and such a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider shall cease to be a service provider on the date that is ninety (90) days after the date the service provider last provides services requested by the Company or a Subsidiary.

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(vii) Notwithstanding the foregoing, in the event that any Award constitutes Deferred Compensation, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “separation from service,” as defined in Code Section 409A.

(ff) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

Section 8.2 In the Plan, unless otherwise stated, the following uses apply:

(a) Actions permitted under the Plan may be taken at any time in the actor’s reasonable discretion;

(b) References to a statute or law shall refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time;

(c) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to and including”;

(d) References to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality;

(e) Indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;

(f) The words “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(g) All references to articles and sections are to articles and sections in the Plan unless otherwise specified;

(h) All words used shall be construed to be of such gender or number as the circumstances and context require;

(i) The captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;

(j) Any reference to an agreement, plan, policy, form, document, or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document, or set of documents, shall mean such agreement, plan, policy, form, document, or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) All accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.

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